Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to Form S-1 (No. 333-266197) on Form S-3 Registration Statement and related Prospectus of Grove Collaborative Holdings, Inc. for the registration of its Class A Common Stock and warrants, and to the incorporation by reference therein of our report dated March 16, 2023 with respect to the consolidated financial statements of Grove Collaborative Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
July 28, 2023